THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR AN EXEMPTION THEREFROM. THERE WILL BE NO PUBLIC OFFERING OF THE NOTES (AS DEFINED BELOW) IN THE UNITED STATES.

THE MEMORANDUM (AS DEFINED BELOW) IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, ACCORDINGLY, THE SOLICITATIONS HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES, OR DETERMINED IF THE MEMORANDUM IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

THE SOLICITATIONS WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATIONS WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE PROPOSALS PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVAT BANK” (“PRIVATBANK” OR THE “BORROWER”) WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATIONS.

THE SOLICITATIONS ARE MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE SOLICITATIONS ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL INFORMATION INCLUDED IN THE MEMORANDUM, IF ANY, HAS BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF U.S. COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE PRIVATBANK AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-US COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-US COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT PRIVATBANK AND ITS SUBSIDIARIES MAY PURCHASE THE NOTES OTHERWISE THAN UNDER THE SOLICITATIONS, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

None of the Solicitation Agent, the Tabulation Agent, Deutsche Trustee Company Limited (the “2015 Note Trustee”), BNY Mellon Corporate Trustee Services Limited (the “2016 Note Trustee” and together with the 2015 Note Trustee, the “Trustees”), UK SPV Credit Finance plc (save for information disclosed in the section of the Memorandum entitled “Substitution of the 2016 Note Issuer with the New Issuer – Description of the New Issuer” in relation to which it represents in respect of itself), or the 2016 Note Issuer, (or their respective directors, employees or affiliates) or (with respect to recommendations only) PrivatBank makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the relevant Proposal, the relevant Extraordinary Resolution or the relevant Solicitation.

UK SPV Credit Finance plc (the “2015 Note Issuer”) announces a consent solicitation in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the 2015 Note Issuer for the sole purpose of funding a loan to PrivatBank (the “2015 Notes”)

ISIN: XS0543744535 Common Code: 054374453

AND

and ICBC Standard Bank Plc (the “2016 Note Issuer”) announces a consent solicitation in respect of the outstanding U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, the 2016 Note Issuer for the sole purpose of funding a subordinated loan to the Borrower (the “2016 Notes” and together with the 2015 Notes, the “Notes”)

ISIN: XS0242939394	Common Code: 024293939	Swiss Security Number: 2427680

26 June 2015

Overview

The overall decline in economic growth and the on-going political crisis in Ukraine have materially and adversely affected PrivatBank and its business. PrivatBank has obtained liquidity support loans in UAH from the National Bank of Ukraine (the “NBU”).

On 21 May 2015, the NBU adopted Resolution No 329 “On measures to be taken by PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to change certain terms of its external debt obligations” (“PrivatBank’s NBU Resolution”). Considering that PrivatBank’s payment obligations under its external debt obligations may result in a failure by PrivatBank to increase its capitalisation levels, PrivatBank’s NBU Resolution obliged PrivatBank to take measures to amend certain terms of the 2015 Notes and the 2016 Notes. This obligation was imposed on PrivatBank by the NBU as a result of the difficult economic situation in Ukraine, hostilities in certain regions of Ukraine, in order to prevent a deterioration in the financial condition of PrivatBank, to prevent a loss of solvency in connection with the performance by PrivatBank of its external debt obligations, to procure PrivatBank’s compliance with the NBU’s mandatory economic ratios, foreign exchange position limits and mandatory reserve requirements, to ensure the timely fulfilment by PrivatBank of its obligations to depositors and uninterrupted settlement operations, to preserve PrivatBank’s liquidity and to prevent negative effects on the Ukrainian banking system generally. The NBU further resolved that all future requests for financial support to PrivatBank will be considered taking into account the fulfilment by PrivatBank of the measures set forth above and Privatbank’s recapitalisation programme prepared following PrivatBank’s stress-testing.

The NBU’s financial support is crucial for PrivatBank, especially in light of the retail deposits outflow (which represent the main source of funding for PrivatBank) and lack of affordable capital markets financing.

PrivatBank is seeking to reduce its debt service obligations under the 2015 Notes and 2016 Notes to improve its short-term liquidity parameters, maintain financial flexibility and establish a more efficient maturity profile for its wholesale borrowings. This would allow PrivatBank to sustain its operations during the current crisis in Ukraine, help it to face any further pressure on its liquidity and perform its obligation pursuant to PrivatBank’s NBU Resolution.

Accordingly, each of the 2015 Note Issuer and the 2016 Note Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) have today convened a meeting (each a “Notice of Meeting”) of the holders of each of the outstanding 2015 Notes (the “2015 Noteholders”) and 2016 Notes (the “2016 Noteholders”, together with the 2015 Noteholders, the “Noteholders”), respectively to consider and, if thought fit, pass an extraordinary resolution (in respect of either the 2015 Notes or the 2016 Notes) (each an “Extraordinary Resolution”) at a meeting of the relevant Noteholders (each a “Meeting”) to approve the following, in order to effect certain Proposals (as described in the Memorandum):

The 2015 Note Solicitation

The 2015 Note Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the 2015 Notes approve the following changes to the 2015 Note Conditions, the 2015 Loan Agreement, the 2015 Trust Deed and the 2015 Agency Agreement to take effect on the Effective Date:

1.	The extension of the repayment date of the 2015 Loan from 23 September 2015 to 23 January 2018, and the corresponding extension of the final maturity date of the 2015 Notes from 23 September 2015 to 23 January 2018;
2.	The addition of an amortised repayment provision in the 2015 Loan Agreement and a corresponding amortised redemption provision under the 2015 Notes. This will consist of a repayment of 30 per cent. of the amount of principal remaining on the 2015 Loan on 23 September 2017 and 70 per cent. of the amount of principal remaining on the 2015 Loan on 23 January 2018 (with corresponding payments being made to Noteholders under the 2015 Notes);
3.	The amendments to increase the interest rate payable on the 2015 Loan from 9.375 per cent. to 10 per cent. and the corresponding interest rate increase under the 2015 Notes with effect from the Effective Date and to pay accrued and unpaid interest on the 2015 Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the 2015 Notes on the First Interest Payment Date along with interest in respect of the First Interest Period;
4.	All other consequential changes to the 2015 Note Conditions, the 2015 Loan Agreement, the 2015 Trust Deed or the 2015 Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (3) above.

The 2016 Note Solicitation

The 2016 Note Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the 2016 Notes approve the following changes to the 2016 Note Conditions, the 2016 Subordinated Loan Agreement, the 2016 Trust Deed and the 2016 Agency Agreement to take effect on the Effective Date:

1.	The substitution, in place of ICBC Standard Bank Plc, of the New Issuer as issuer of the 2016 Notes, lender under the 2016 Loan, obligor under the 2016 Trust Deed and the 2016 Agency Agreement;
2.	The extension of the repayment date of the 2016 Loan from 9 February 2016 to 9 February 2021, and the corresponding extension of the final maturity date of the 2016 Notes from 9 February 2016 to 9 February 2021;
3.	The amendments to increase the interest rate payable on the 2016 Loan from 5.799 per cent. to 11 per cent. and the corresponding interest rate increase under the 2016 Notes with effect from the Effective Date and to pay the accrued and unpaid interest on the 2016 Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the 2016 Notes on the First Interest Payment Date along with interest in respect of the First Interest Period;
4.	The release of the Charged Property and the Transferred Rights given as the security under the 2016 Trust Deed and the creation by the New Issuer of the new security over the new Charged Property and the new Transferred Rights in favour of the 2016 Note Trustee;
5.	All other consequential changes to the 2016 Note Conditions, the 2016 Subordinated Loan Agreement, the 2016 Trust Deed and the 2016 Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (4) above and for the principal amount of the 2016 Loan (or its relevant portion as may be provided by the applicable NBU regulation) to qualify as Tier 2 Capital for the NBU purposes.

Noteholders are advised to refer to the Memorandum for meanings of defined terms in this announcement, the full terms of the Solicitations and the procedures related thereto. Capitalised terms used but not otherwise defined herein shall be deemed to have the same meanings as set out in the Memorandum.

The 2015 Notice of Meeting convening the Meeting at 4.00 p.m. (London time) on 13 July 2015 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom, at which the relevant Extraordinary Resolution to approve the relevant Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the terms and conditions of the Notes.

The 2016 Notice of Meeting convening the Meeting at 4:30 p.m. (London time) on 13 July 2015 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom at which the relevant Extraordinary Resolution to approve the relevant Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the terms and conditions of the Notes.

Consent Fee

Subject to the terms and conditions specified in the Memorandum, Noteholders who submit a valid electronic voting instruction (an “Electronic Voting Instruction”) in favour of the relevant Extraordinary Resolution that is received by the Tabulation Agent via the relevant Clearing System by no later than 4.00 p.m. (London time) on the Expiration Date and who have not validly revoked their Electronic Voting Instruction will be entitled to receive the relevant Consent Fee (as defined below) if the relevant Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date has occurred.

The consent fee payable to a holder of the 2015 Notes on the Settlement Date shall be an amount of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes (as defined below) voted in favour of the Extraordinary Resolution by such Noteholder (the “2015 Consent Fee”). The consent fee payable to a holder of the 2016 Notes on the Settlement Date shall be an amount of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes voted in favour of the Extraordinary Resolution by such Noteholder (the “2016 Consent Fee” and together with the 2015 Consent Fee, the “Consent Fee”). The relevant Consent Fee shall be payable by the 2015 Note Issuer (in the case of the 2015 Notes) and the New Issuer (in the case of the 2016 Notes), subject to having received such amounts to or for the account of the 2015 Note Issuer and the New Issuer, respectively, from the Borrower.

Noteholders who do not consent to the relevant Proposal or who do not participate in the relevant Meeting will be bound by the relevant Extraordinary Resolution (if it is duly passed), but will not be entitled to the relevant Consent Fee.

Any Noteholder who revokes its Electronic Voting Instruction and does not subsequently validly vote in favour of the relevant Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or who votes by attending the relevant Meeting and voting in person will not be entitled to receive the relevant Consent Fee.

Expected Timetable (assuming the Meeting is not adjourned)

Event	Date and Time

Launch Date/Announcement of the Solicitations

Announcement of the 2015 Note Solicitation and the 2016 Note Solicitation and the 2015 Notice of Meetings and the 2016 Notice of Meeting given to Noteholders through the Clearing Systems.

26 June 2015
Expiration Time and Expiration Date	4.00 p.m. (London time) on 8 July 2015

Deadline for Noteholders to deliver or procure delivery (via the relevant Clearing System) to the Tabulation Agent of Electronic Voting Instructions in favour of the relevant Extraordinary Resolution to be eligible to receive the relevant Consent Fee and to be eligible to vote.

Latest time for Noteholders to deliver a Revocation Instruction in respect of previously submitted Electronic Voting Instructions. Noteholders who deliver a Revocation Instruction (and do not subsequently deliver an Electronic Voting Instruction prior to this time in favour of the relevant Extraordinary Resolution) will not be eligible to receive the relevant Consent Fee.

Latest time for Noteholders to deliver a form of proxy to the relevant Principal Paying Agent if they wish to attend and vote at the relevant Meeting in person.

Date and time of the 2015 Note Meeting	4.00 p.m. (London time) on 13 July 2015
Date and time of the 2016 Note Meeting	4.30 p.m. (London time) on 13 July 2015
The announcement via the Clearing Systems of the results of the Meetings.	As soon as reasonably practicable after the Meetings.
Execution of the 2015 Supplemental Loan Agreement and/or the 2016 Supplemental Subordinated Loan Agreement	Not later than 1 day after the relevant Extraordinary Resolution is passed.
Registration of amendments to the 2015 Loan Agreement introduced by the 2015 Supplemental Loan Agreement and/or to the 2016 Subordinated Loan Agreement introduced by the 2016 Supplemental Subordinated Loan Agreement with the NBU	Not more than three days following the execution of the 2015 Supplemental Loan Agreement and/or the 2016 Supplemental Subordinated Loan Agreement, a notification on amendments to the 2015 Loan Agreement and/or the 2016 Subordinated Loan Agreement will be submitted to the NBU for registration. It is expected that registration will be completed within five clear Business Days following submission.
Effective Date/Execution and delivery of (i) the 2015 Supplemental Trust Deed and the 2015 Supplemental Agency Agreement and/or (ii) the 2016 Supplemental Trust Deed, the 2016 Supplemental Agency Agreement and the Deed of Release	If the relevant Extraordinary Resolution is passed and subject to the registration of amendments to the 2015 Loan Agreement (in relation to the 2015 Note Solicitation) and the 2016 Subordinated Loan Agreement (in relation to the 2016 Note Solicitation) introduced by the 2015 Supplemental Loan Agreement and/or the 2016 Supplemental Subordinated Loan Agreement, respectively with the NBU being complete, the date on which (i) in respect of the 2015 Notes, the 2015 Supplemental Loan Agreement, the 2015 Supplemental Trust Deed and the 2015 Supplemental Agency Agreement and/or (ii) in respect of the 2016 Notes, the 2016 Supplemental Subordinated Loan Agreement, the 2016 Supplemental Trust Deed, the 2016 Supplemental Agency Agreement and the Deed of Release, as applicable, shall become effective, which should be no later than 16 July 2015.
Settlement Date	20 July 2015, subject to the relevant Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date occurring.
Settlement in respect of the relevant Consent Fee.

Solicitation Agent

Any questions regarding the terms of any of the Proposals or the Solicitations may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

Tabulation Agent

Noteholders may obtain copies of the Memorandum and each Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

Neither the Solicitation Agent, the Tabulation Agent, the Trustees, the 2015 Note Issuer, the 2016 Note Issuer nor the New Issuer takes any responsibility for the contents of this announcement and none of the 2015 Note Issuer, the 2016 Note Issuer, the New Issuer, PrivatBank, the Solicitation Agent, the Tabulation Agent, the Trustees or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitations, or any recommendation as to whether Noteholders should provide their consent in the Solicitations. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitations. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.